Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Data Systems Network Corporation on Form S-3 of our report dated March 10, 1995 (relating to the financial statements of Data Systems Network Corporation as of December 31, 1994 and the two years in the period ended December 31, 1994) appearing in the Annual Report on Form 10-K of Data Systems Network Corporation for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/S/ Deloitte & Touche LLP

Detroit, Michigan
January 23, 1997